Exhibit 99.1

Filed by PennyMac Financial Services, Inc. (File No. 001-35916)

pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act

Subject Company: New PennyMac Financial Services, Inc.

CIK: 0001745916

File No. 333-226531

Barclays Global Financial Services Conference September 13, 2018

Forward-Looking Statements 2 This presentation contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. These forward-looking statements include statements regarding the Company’s proposed corporate reorganization, the expected benefits of such reorganization and the related impact on existing stakeholders, estimates regarding future market capitalization and the anticipated financial impact of the corporate reorganization. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: the continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate; lawsuits or governmental actions that may result from any noncompliance with the laws and regulations applicable to our businesses; the mortgage lending and servicing-related regulations promulgated by the Consumer Financial Protection Bureau and its enforcement of these regulations; our dependence on U.S. government-sponsored entities and changes in their current roles or their guarantees or guidelines; changes to government mortgage modification programs; the licensing and operational requirements of states and other jurisdictions applicable to the Company’s businesses, to which our bank competitors are not subject; foreclosure delays and changes in foreclosure practices; certain banking regulations that may limit our business activities; changes in macroeconomic and U.S. real estate market conditions; difficulties inherent in growing loan production volume; difficulties inherent in adjusting the size of our operations to reflect changes in business levels; purchase opportunities for mortgage servicing rights and our success in winning bids; changes in prevailing interest rates; increases in loan delinquencies and defaults; our reliance on PennyMac Mortgage Investment Trust (NYSE: PMT) as a significant source of financing for, and revenue related to, our mortgage banking business; any required additional capital and liquidity to support business growth that may not be available on acceptable terms, if at all; our obligation to indemnify third-party purchasers or repurchase loans if loans that we originate, acquire, service or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances; our obligation to indemnify PMT and the Investment Funds if our services fail to meet certain criteria or characteristics or under other circumstances; decreases in the returns on the assets that we select and manage for our clients, and our resulting management and incentive fees; the extensive amount of regulation applicable to our investment management segment; conflicts of interest in allocating our services and investment opportunities among us and our advised entities; the effect of public opinion on our reputation; our recent growth; our ability to effectively identify, manage, monitor and mitigate financial risks; our initiation of new business activities or expansion of existing business activities; our ability to detect misconduct and fraud; our ability to mitigate cybersecurity risks and cyber incidents; our exposure to risks of loss resulting from adverse weather conditions and man-made or natural disasters; and or organizational structure and certain requirements in our charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this presentation are current as of the date of this presentation only. Non-solicitation In connection with a proposed reorganization of the Company, the Company’s wholly-owned subsidiary, New PennyMac Financial Services, Inc. (CIK#001745916), has filed a registration statement on Form S-4 (the “New PennyMac Registration Statement”) with the SEC, but the New PennyMac Registration Statement has not yet become effective. The securities registered under the New PennyMac Registration Statement may not be sold nor may offers to buy these securities be accepted before the time the New PennyMac Registration Statement becomes effective. This presentation shall not constitute an offer to sell or a solicitation of an offer to buy these securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction. Additional Information and Where to Find It In connection with the proposed reorganization, the New PennyMac Registration Statement includes a proxy statement of the Company that also constitutes a prospectus of New PennyMac Financial Services, Inc. (which New PennyMac Registration Statement has not yet been declared effective). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT THE COMPANY, NEW PENNYMAC FINANCIAL SERVICES, INC. AND THE PROPOSED REORGANIZATION. A definitive proxy statement will be sent to stockholders of the Company seeking approval of the reorganization after the New PennyMac Registration Statement is declared effective. The proxy statement/prospectus and other documents relating to the reorganization can be obtained free of charge from the SEC website at www.sec.gov. Participation in Solicitation This communication is not a solicitation of a proxy from any investor or stockholder. However, the Company, New PennyMac Financial Services, Inc. and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the Reorganization under the rules of the SEC. Information regarding the Company’s directors and executive officers may be found in its definitive proxy statement relating to its 2018 Annual Meeting of Stockholders filed with the SEC on April 17, 2018 and in the proxy statement/prospectus included in the Form S-4. Information regarding New PennyMac Financial Services, Inc.’s directors and executive officers may be found in the proxy statement/prospectus included in the Form S-4. These documents may be obtained free of charge from the SEC’s website at www.sec.gov.

PennyMac Financial Is a Leader in the Mortgage Industry

Leading Market Position

- 4th largest overall and 2nd largest non-bank mortgage producer in the U.S.(2)
- 8th largest mortgage servicer in the U.S.(2)
- Manager of PennyMac Mortgage Investment Trust (NYSE: PMT), a residential mortgage REIT focused on unique credit and interest rate sensitive investments sourced from its own loan production

What distinguishes PennyMac?

- Best-in-class, organically built operational platform with over 3,000 employees, led by a seasoned and highly experienced management team
- Well capitalized with diversified funding sources and relatively low leverage
- History of developing and deploying technology for competitive advantages and to capture efficiencies
- Large-scale operation and growth initiatives provide flexibility to absorb excess capacity in a transitioning mortgage origination market

$66Bn
LTM Mortgage Production in UPB(1)

$263Bn
Servicing Portfolio in UPB(1)

$1.5Bn
Assets Under Management(1)

$1.7Bn
Market Capitalization(3)

(1) As of or through June 30, 2018. LTM = Last 12 months
(2) *Inside Mortgage Finance* as of 2Q18
(3) Market Capitalization as of August 31, 2018 including Class A Common Stock and PNMAC Partnership Units exchangeable for PFSI Class A common stock

PennyMac Financial Services, Inc.

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4 24% CAGR Book Value Per Share of PFSI Consistent Growth in Shareholder Value Since IPO * Pro-forma for proposed reorganization is $19.98. Please refer to the Registration Statement on Form S-4 filed by New PennyMac Financial Services, Inc. (CIK# 0001745916) on August 2, 2018 $7.27 $8.04 $9.92 $12.32 $15.49 $19.95 $21.19 6/30/2013 12/31/2013 12/31/2014 12/31/2015 12/31/2016 12/31/2017 6/30/2018*

5 Mortgage Market Environment Mortgage Origination Forecasts(3) ($ in trillions) 30-year fixed mortgage rates have averaged 4.44% thus far in 2018, the highest average rate since 2011 Resulting in a significant reduction in refinancing volumes Home sales have slowed recently(2) Higher mortgage rates, coupled with increased home prices, due in part to a lack of inventory The mortgage market remains competitive, with lenders managing capacity and production margin requirements Increase in bulk MSR portfolios offered for sale by lenders seeking to monetize / raise capital Industry origination forecasts project an annual mortgage origination market of approximately $1.6 trillion through 2020(3) Mortgage delinquency rates are at their lowest level in more than 12 years The total U.S. loan delinquency rate was 3.61% as of July 31, 2018, down from 3.90% at July 31, 2017(4) Home Sales / Mortgage Rates(1) (home sales data in millions) (1) Actual Home Sales: National Association of Realtors (existing) and the Census Bureau (new). Forecast: Mortgage Bankers Association. Actual Mortgage Rates: Freddie Mac Primary Mortgage Market Survey. Forecasted Mortgage Rate 2019: Average of Mortgage Bankers Association, Fannie Mae, Freddie Mac. Forecasted Mortgage Rate 2020: Mortgage Bankers Association. (2) National Association of Realtors and the Census Bureau (3) Mortgage Bankers Association Mortgage Finance Forecast (4) Black Knight Financial Services. Includes loans that are 30 days or more past due but not in foreclosure Annual originations Home Sales Mortgage Rates 6.0 6.2 6.1 6.2 6.3 3.65% 3.99% 4.44% 5.00% 5.30% 0.0% 2.0% 4.0% 6.0% 8.0% 0.0 2.0 4.0 6.0 8.0 2016 2017 2018YTD 2019E 2020E $1.15 $1.20 $1.24 $0.46 $0.40 $0.40 $1.61 $1.59 $1.63 $0.0 $0.5 $1.0 $1.5 $2.0 2018 2019 2020 Purchase Refinance

Overview of PennyMac Financial’s Businesses 6 Highly-experienced management team; 120 of the most senior executives have an average 25 years of relevant industry experience and an average 7 years at PennyMac Operating platform has been developed organically and is highly scalable Commitment to strong corporate governance, compliance and risk management since inception PFSI is well positioned for continued growth in this market and regulatory environment Loan Production Loan Servicing Investment Management Servicing for owned MSRs and subservicing for PMT Major loan servicer for Fannie Mae, Freddie Mac and Ginnie Mae Industry-leading capabilities in special servicing Organic growth results from loan production, supplemented by MSR acquisitions and PMT investment activity External manager of PMT Investing in residential mortgage-related assets from its correspondent loan production GSE credit risk transfer (CRT) Mortgage Servicing Rights (MSRs) Correspondent aggregation of newly originated loans from third-party sellers PFSI earns gains on delegated government-insured and non-delegated loans Fulfillment fees for PMT’s delegated conventional loans Consumer direct origination of conventional and government-insured loans Broker direct origination launched in 2018

7 Leadership in Technology Remains Core to Our Success Consumer Direct Released our consumer-facing mortgage access center, making the loan application and management processes easier and faster than ever Provides key functionality necessary to drive further non-portfolio originations and market share growth Capabilities currently include pre-qualification, online application, document upload and loan status Broker Direct Introduced platform in 1Q18, providing best-in-class technology designed with a focus on process transparency and ease of use, with seamless integration between brokers and our centralized sales team Opportunities to grow production volumes in purchase-money and prime jumbo mortgages Platform allows ability to self-service client loans, proactively manage production pipelines, access PennyMac’s full suite of loan offerings and interact with our sales and fulfillment staff Servicing Multi-year plan to enhance operational efficiencies in our Servicing business is over halfway to completion Leveraging technology to consistently deliver improvements to the customer experience while also producing sustainable cost reductions and greater efficiencies Implemented 18 of the 45 servicing enhancements modules expected to be released in 2018 PennyMac Financial employs approximately 170 in-house developers, combined with third party outsourced resources, to continually refine and improve our technology across all of our businesses and has invested over $100 million in the past 3 years to develop these and other proprietary systems

Trends in PennyMac Financial's Businesses

Total Production[1]


Market Share
1.7%
2.2%
2.8%
3.4%
3.8%
3.7%
2013
2014
2015
2016
2017
1H18

- Market share growth in each full-year period since IPO
- Modest dip in market share during 1H18 reflects a combination of factors
  - Maintained pricing discipline in government correspondent in 2Q18
  - Transition to more operationally intensive full-doc and purchase money loans in the consumer direct channel
- Executing on strategies to capture additional market share going forward

Loan Servicing[1]


Market Share
0.8%
1.1%
1.6%
1.9%
2.3%
2.4%
12/31/2013
12/31/2014
12/31/2015
12/31/2016
12/31/2017
6/30/2018

- Delivered consistent portfolio growth every year over the last five years
  - Driven by our market leading production activities, supplemented by MSR portfolio acquisitions

[1] Source: *Inside Mortgage Finance*

PennyMac® Financial Services, Inc.

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PennyMac Financial's Production Business Consists of Three Channels

Correspondent Production

- #1 Ginnie Mae producer[(1)]
- #5 conventional conforming producer[(1)]
- Cost-efficient and highly scalable industry-leading platform with a purchase-money production orientation (85% in 2Q18)
- Over 630 seller relationships nationwide; expect further growth through expansion of non-delegated relationships

Consumer Direct Production

- Strong growth in purchase volume and non-portfolio volume
  - Purchase volume up 83% Y/Y and non-portfolio accounted for 17% of 2Q18 volume, up from 8% in 2Q17
- Continue to grow full-doc and purchase-money loans to offset decline in streamlined refinancing
- $804 million committed pipeline at August 31, 2018

Broker Direct Production

- Model combines high-quality account executives, a concierge-level call center, and a state-of-art platform to deliver a consistently exceptional experience for brokers
- Approved 268 brokers as of June 30, 2018
- $59 million committed pipeline at August 31, 2018

Historical Production by Channel



($ in billions)
$48.4
$26.5
$21.9
$69.7
$42.7
$27.0
$68.5
$36.0
$32.5
$30.2
2015
2016
2017
2018
January 1 through June 30
July 1 through December 31

	2015	2016	2017	1H18
Correspondent Production	$44.3	$63.2	$63.0	$28.0
Consumer and Broker Direct	$4.1	$6.4	$5.5	$2.2
Total Production	**$48.4**	**$69.7**	**$68.5**	**$30.2**

QTD Production Update [(2)]

($ in millions)	Locks	Production
Correspondent	$12,401	$11,663
Consumer Direct	$1,252	$870
Broker Direct	$122	$63
Total	**$13,775**	**$12,596**

PennyMac Financial Services, Inc.

(1) *Inside Mortgage Finance* as of 2Q18
(2) For the two months ended August 31, 2018. QTD = Quarter to date

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10 (UPB in billions) Mortgage production driving consistent portfolio growth across different interest rate / prepayment environments #1 non-bank GNMA loan servicer(3) with portfolio of $167 billion in UPB #13 conventional conforming loan servicer(3) with $78 billion in UPB subserviced for PMT Organic growth supplemented by $14.2 billion of UPB in closed bulk acquisitions year-to-date; $4.2 billion in UPB of additional acquisitions pending(4) Higher interest rates and solid operational execution driving increased profitability from servicing Special servicing capabilities that include distinctive loss mitigation strategies to drive improved outcomes for borrowers and optimize returns on MSRs and CRT investments for PMT (1) As of or for the 12 months ended (2) As of or for the six months ended June 30, 2018 (3) Inside Mortgage Finance as of 2Q18 (4) These transactions are subject to continuing due diligence and customary closing conditions. There can be no assurance regarding the size of the transactions or that the transactions will be completed at all. Servicing Portfolio by Investor Consistent Organic Servicing Portfolio Growth $77 $104 $159 $194 $245 $263 367 1,328 0 200 400 600 800 1000 1200 1400 1600 1800 $0 $50 $100 $150 $200 $250 $300 2013 2014 2015 2016 2017 6/30/2018 GNMA FNMA/FHLMC Third party Loans serviced (in thousands) 12/31/2016 (1) 12/31/2017 (1) 6/30/2018 (2) Servicing pretax income excluding valuation-related changes 4.1 bps 4.6 bps 5.6 bps 60+ day delinquency rate GNMA 2.2% 2.9% 2.3% GSE 0.3% 0.6% 0.4% Bulk acquisitions in UPB ($ in billions) $0.0 $16.2 $3.2 Key Metrics

Improved Financing for Ginnie Mae MSRs at Lower Cost[1]

MSR Financing with Bank Facility

($ in millions)



$1,538
$400
26%(2)
Bank facility
Ginnie Mae MSR asset at 12/31/16

- MSR financing through a bank limited the availability of MSR financing
  - Financing structurally was limited to a single counterparty
  - Bank financing availability was limited, resulting in a fixed financing amount against a growing asset, that led to inefficient Ginnie Mae MSR leverage

MSR Financing with GMSR Issuer Trust[3]

($ in millions)



$2,338
$1,403
60%(2)
PNMAC GMSR Issuer Trust
Ginnie Mae MSR asset at 8/10/18
Term Notes
VFN Funded
VFN Undrawn Capacity

- GMSR ISSUER TRUST significantly increases Ginnie Mae MSR financing available to PFSI
  - Diversifies financing to include institutional investors
  - Better aligns financing to the life of the MSR asset
  - Mechanisms to expand financing as the MSR asset grows
- The emergence of MSR-backed term notes as an asset class helping to drive down financing costs
  - Spreads have decreased from 450 bps to 265 bps while the W.A. maturity increased from three to five years
- Enhances the return on equity for Ginnie Mae MSRs

(1) Further described in PFSI's Current Report on Form 8-K filed on December 21, 2016
(2) Effective advance rate
(3) Pro forma GMSR Issuer Trust balance, leverage and term following the issuance of Ginnie Mae Secured Term Note Series 2018-GT2 and the simultaneous redemption of Series 2017-GT2

PennyMac Financial Services, Inc.
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Investment Management Segment Highlights 12 (1) As of June 30, 2018 (2) ESS = Excess Servicing Spread (3) As of June 30, 2018, except for credit risk transfer which is presented on a pro forma basis reflecting the settlement of the commitments to fund deposits securing CRT agreements related to our fourth CRT transaction and firm commitments to purchase CRT securities PMT’s Mortgage Assets(3) 100% = $6.77 billion Long-term Assets 25% 18% 21% 9% 26% Investment management generates recurring fee-based income from management fees in addition to incentive fees based on performance for PFSI Activities focused on managing PMT, a publicly traded mortgage REIT and diversified investment vehicle with over $6 billion in assets Track record of stable book value, dividends, and strong returns to shareholders since IPO PMT continues to successfully grow its unique mortgage-related investment strategies created from its own correspondent production MSR investments of over $1 billion(1) GSE Credit Risk Transfer investments of over $1.4 billion related to $33 billion in UPB of loans (3) (2) Agency RMBS MSRs and ESS Retained interests from private-label securitization Credit Risk Transfer (CRT) Distressed whole loans and REO Loan Inventory

13 Origination market transition presents challenges and opportunities Continued competition expected for the foreseeable future as originators adjust their operations and strategies to the current market environment More opportunities to acquire bulk MSR portfolios – PennyMac Financial is well positioned with capital and operational advantages Pursuing growth in previously untapped or under-developed market segments Non-Delegated Correspondent – opportunity that represents approximately 28% of the correspondent market Broker Direct Lending – launched in 1Q18, leveraging our loan manufacturing platform and proven market leadership in correspondent to become a leading participant in the broker channel Consumer Direct Lending – opportunity to continue capturing purchase-money growth and non-portfolio originations with refined sales and lead generation strategies Jumbo – reintroduced in the correspondent and consumer direct channels in 1Q18 and broker direct planned for 4Q18 Technology investments facilitate new business opportunities and economies of scale Expense management remains a focus while investing in growth initiatives In loan production, we have built a leading low-cost correspondent aggregator; growth initiatives in broker and consumer direct channels are designed to absorb excess capacity In loan servicing, we are capturing greater economies of scale, temporarily offset by resources required for bulk MSR acquisitions and increased modification volumes Outlook for PennyMac Financial

Reorganization Proposed to Simplify Corporate Structure

- Reorganization would convert all equity ownership into a single class of publicly-traded common stock of "New PennyMac"
- Contingent on stockholder approval; closing expected by year-end 2018

Key Implications for Existing Stockholders

- **Simplified Corporate Structure** where all equity holders will be represented by a single class of common stock
- **Simplified Financial Reporting** eliminates allocation of income and equity between PFSI common stockholders and PNMAC unitholders to more closely align interests
- **Expands Potential Investor Universe and Demand for the Stock**
  - Will increase market capitalization from approximately $550 million to approximately $1.7 billion[1] and increase PennyMac Financial's eligibility for inclusion in certain stock indices

PFSI Ownership as of 6/30/18



Mgmt & Directors 24%
BlackRock[2] 18%
HC Partners[2] 26%
Public Class A Common Stock 32%

- No change in ownership percentages as a result of the transaction
- Significant percentages owned by management
- For more information, please refer to the Registration Statement on Form S-4 filed by New PennyMac Financial Services, Inc. (CIK# 0001745916) on August 2, 2018

[1] As of August 31, 2018

[2] BlackRock refers to BlackRock Mortgage Ventures, LLC and HC Partners refers to HC Partners, LLC, formerly known as Highfields Capital Investments, LLC.

PennyMac Financial Services, Inc.

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